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                                                                    EXHIBIT 99.1


                        (CROWN CRAFTS, INC. LETTERHEAD)



FOR IMMEDIATE RELEASE                                              JUNE 19, 2003

     CROWN CRAFTS, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS;
                       NET INCOME OF $2.5 MILLION FOR YEAR


Gonzales, Louisiana - Crown Crafts, Inc. (OTC BB: CRWS) today reported pre-tax net income of $2.8 million ($0.13 per diluted share) for the 2003 fiscal year ended March 30, 2003, compared to pre-tax net income of $25.1 million ($1.27 per diluted share) for fiscal 2002. Fiscal 2003 results include a $1.8 million reserve related to the decision to close the Company's manufacturing operations in Mexico, whereas the results for fiscal 2002 include a one-time gain on the extinguishment of debt of $25.0 million. Excluding these non-recurring events, the Company's pre-tax net income for fiscal 2003 was $4.5 million ($0.21 per diluted share) compared to fiscal 2002 net income of $114,000 ($0.01 per diluted share), which included $1.1 million of goodwill amortization not included in fiscal 2003 in accordance with recently issued accounting standards.

Net sales for fiscal 2003 were $94.7 million compared to $117.6 million for fiscal 2002. The majority of this reduction in sales was due to changes in the Company's business mix due to the sale of its Adult Bedding and Bath division. In addition, the Company's infant, juvenile and woven product lines experienced a decrease in sales of $2.9 million in fiscal 2003 as compared to fiscal 2002 primarily as a result of general economic challenges and the West Coast port lockout.

Marketing and administrative expenses decreased by $8.2 million, or 13.3% of net sales, to $12.7 million in fiscal 2003, down from $20.9 million, or 17.7% of net sales, in fiscal 2002. This decrease was due to internal efficiency gains that resulted from the restructuring that occurred in fiscal 2002.

For the fourth quarter ended March 30, 2003, pre-tax net income was $2.1 million ($0.10 per diluted share) compared to a pre-tax net income of $209,000 ($0.01 per diluted share) for the fourth quarter of fiscal 2002. Net sales for the fourth quarter of fiscal 2003 were $26.8 million compared to $23.7 million for the fourth quarter of fiscal 2002. This $3.1 million increase was due in part to a shifting of shipments from the third quarter to the fourth quarter as a result of the West Coast port lockout. In addition, several new initiatives and programs were shipped during the quarter.

"We're very pleased with the results of our fourth quarter and for the year," said E. Randall Chestnut, Crown Crafts' Chairman, President and Chief Executive Officer. "We finished our year in a strong position. We realized the benefits of our restructuring, which played a part in notable improvements in our operations and lead to a significant increase in earnings per share excluding non-recurring events. In addition, we made great strides in our financial position, decreasing inventory levels so that they are in line with our business plan and paying $5.9 million in debt. We still face uncertainties in the economy; however, we see many opportunities to further our position as the market leader in infant soft goods."


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The Company will host a conference call for investors on Thursday, June 19,
2003, at 1:00 p.m. Central Time. The dial-in number is (800) 611-1148. The confirmation number is 687603. The financial information to be discussed during the conference call may be found prior to the call on the investor relations portion of the Company's website, www.CrownCrafts.com. A replay of the conference call will be available after 4:30 p.m. Central Time on June 19, 2003 by telephone until June 26, 2003. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 687603.

Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath and accessories and luxury hand-woven home decor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers in Kentucky. Crown Crafts is America's largest producer of infant bedding and infant bibs and bath items. The Company's products include licensed collections as well as exclusive private label programs for certain of its customers.

Statements contained in this release that are not statements of historical fact are "forward-looking statements" within the meaning of the federal securities law. Forward-looking statements involve unknown risks and uncertainties that may cause future results to differ materially from what is anticipated. These risks include, among others, general economic conditions, changing competition, the level and pricing of future orders from the Company's customers, the Company's dependence on third-party suppliers, including some located in foreign countries with unstable political situations, the Company's ability to successfully implement new information technologies, the Company's ability to integrate its acquisitions and new licenses and the Company's ability to implement operational improvements in its acquired businesses.


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                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             SELECTED FINANCIAL DATA
               In thousands, except per share data and percentages

                                           Three Months Ended           Twelve Months Ended
                                        March 30,      March 31,      March 30,      March 31,
                                          2003           2002           2003           2002
                                        ---------      ---------      ---------      ---------
Net sales                               $  26,772      $  23,685      $  94,735      $ 117,591
Gross profit                                6,420          5,429         21,420         25,928
Gross margin                                 24.0%          22.9%          22.6%          22.0%
Restructuring charge                           --             --          1,775             --
Income from operations                      3,182          1,030          6,948          5,022
Gain on extinguishment of debt                 --             --             --         25,008
Net income                                  2,092          2,006          2,487         27,002
Basic income per share                       0.22           0.21           0.26           2.95
Diluted income per share                     0.10           0.10           0.12           1.37

Weighted Average Shares Outstanding:
  Basic                                     9,421          9,421          9,421          9,167
  Diluted                                  20,849         20,634         21,471         19,759


                           CONSOLIDATED BALANCE SHEETS
                             SELECTED FINANCIAL DATA
                                  In thousands

                                                 March 30, 2003       March 31, 2002
                                                 --------------       --------------
Accounts receivable, net of allowances           $       15,776       $       12,532
Inventories, net of reserves                             15,548               16,451
Total current assets                                     32,632               33,657
Goodwill, net of amortization                            22,974               23,034
Total assets                                             57,926               60,200

Current maturities of long-term debt                      3,014                3,000
Total current liabilities                                11,766               10,590
Long-term debt                                           30,895               36,773
Total non-current liabilities                            30,895               36,797

Shareholders' equity                                     15,265               12,813
Total liabilities and shareholders' equity               57,926               60,200

Contact:   Investor Relations Department
           (225) 647-9146
           or
           Halliburton Investor Relations
           (972) 458-8000